Exhibit (a)(1)(C)

ZOSANO PHARMA CORPORATION
ELECTION FORM

The Exchange Offer and withdrawal rights expire at

8:00 p.m., U.S. Pacific Time, on December 14, 2015

unless the offer is extended.

INSTRUCTIONS TO ELECTION FORM

1.	DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the Offer to Exchange Certain Outstanding Stock Options for New Options, dated November 16, 2015. References in this Election Form to “Zosano,” “we,” “us,” “our,” and “ours” mean Zosano Pharma Corporation.

2.	EXPIRATION DATE. The Exchange Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015 unless the Exchange Offer is extended.

3.	DELIVERY OF ELECTION FORM. If you intend to tender Eligible Options under the Exchange Offer, a signed copy of this Election Form, together with a properly completed and signed Eligible Option Information Sheet, must be received by Zosano before 8:00 p.m., U.S. Pacific Time, or such earlier time as is specified below, on Monday, December 14, 2015 (or such later date as may apply if the Exchange Offer is extended) by one of the following means:

By Mail or Courier

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Attention: Stock Administration

By Hand (Before 5:00 p.m. U.S. Pacific Time on Friday, December 11, 2015)

To: Stock Administration

c/o Leticia Salazar, Senior Manager, Accounting and SEC Reporting

By Email (with PDF or similar imaged document file)

To: StockAdmin@zosanopharma.com

Your Election Form and Eligible Option Information Sheet will be effective only upon receipt by us. Zosano will accept delivery of the signed Election Form and Eligible Option Information Sheet only by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. In particular, after 5:00 p.m., U.S. Pacific Time, on Friday, December 11, 2015, you may not deliver your Election Form via hand delivery because Stock Administration may not be available to accept your Election Form. After 5:00 p.m. on Friday, December 11, 2015 and before 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015 you must submit your Election form only by email (by PDF or similar imaged document file).

You are not required to tender any of your Eligible Options. If you choose to tender for exchange a particular Eligible Option, you must tender the entire option, but need not tender other Eligible Options held by you. On the Eligible Option Information Sheet, please check the box corresponding to the Eligible Options that you wish to exchange.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

4.	WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Exchange Offer may be withdrawn at any time before 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015 unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time.

To withdraw tendered Eligible Options, you must deliver, mail, or email (a PDF or similar imaged document file) a properly completed and signed Notice of Withdrawal to the attention of Stock Administration, c/o Leticia Salazar, by hand, by regular or overnight mail to Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555 or by email to StockAdmin@zosanopharma.com. Withdrawals may not be rescinded and any Eligible Options withdrawn will not be considered to be properly tendered unless the withdrawn Eligible Options are properly re-tendered before the expiration date by following the procedures described in Instruction 3 above. Please note that after 5:00 p.m. U.S. Pacific Time on Friday, December 11, 2015, you may not deliver your Notice of Withdrawal via hand delivery because Stock Administration may not be available to accept your Notice of Withdrawal Form. After 5:00 p.m. on Friday, December 11, 2015 and before 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015 you must submit your Notice of Withdrawal Form only by email (by PDF or similar imaged document file).

5.	SIGNATURES. Please sign and date this Election Form, and provide your social security number or other tax identification number. Except as described in the following sentence, this Election Form must be signed by the Eligible Optionholder who holds the Eligible Options to be tendered exactly as such Eligible Optionholder’s name appears on the applicable option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

6.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Exchange Offer (including requests for additional or hard copies of the Exchange Offer or this Election Form) should be directed to Stock Administration, c/o Leticia Salazar, by telephone at (510) 745-4015 or by email to StockAdmin@zosanopharma.com.

7.	IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Optionholder before the expiration of the Exchange Offer. No Eligible Options will be accepted for exchange until the Eligible Optionholder exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

8.	CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

9.	IMPORTANT TAX INFORMATION. You should refer to Section 13 of the Exchange Offer, which contains important tax information. We encourage you to consult with your own financial and tax advisors if you have questions about your financial or tax situation.

ELECTION FORM

To:	Zosano Pharma Corporation
34790 Ardentech Court
Fremont, California 94555
Attention: Stock Administration
Email: StockAdmin@zosanopharma.com

I acknowledge that:

1.	I am hereby tendering to Zosano for exchange those potentially Eligible Options specified on the attached Eligible Option Information Sheet and understand that, upon acceptance by Zosano, this Election Form will constitute a binding agreement between Zosano and me. On the Eligible Option Information Sheet I have checked the box corresponding to the potentially Eligible Options that I want to exchange.

2.	I understand that any election that I make to tender an option for exchange that does not qualify as an Eligible Option will not be accepted and such options will remain in effect with their current terms and conditions following the Exchange Offer.

3.	I understand that if I validly tender an Eligible Option for exchange and such Eligible Option is accepted and cancelled, I will receive a New Option to acquire the same number of shares of common stock that were underlying my Eligible Option.

4.	I understand that each New Option issued to me will not have the same vesting period as the Eligible Option that I tendered for exchange, but will be completely unvested as of the grant date and vest according to the schedule described in the Exchange Offer.

5.	I understand that each New Option will have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NASDAQ Capital Market on the first business day following the expiration date of the Exchange Offer (the “Market Price”).

6.	I understand that the New Options will be granted under the Zosano Pharma Corporation 2014 Equity and Incentive Plan.

7.	I understand that the New Options will have a new ten-year terms from the date they are granted.

8.	I understand that the New Options will have substantially the same terms and conditions as the Eligible Options cancelled in this Exchange Offer, except for the exercise price, the vesting schedule, and the term and that any New Option that is granted in exchange for a surrendered Eligible Option that qualified as an incentive stock option as defined in Section 422 of the Internal Revenue Code will also be characterized as an incentive stock option as to the maximum number of shares of our common stock permissible under Section 422 of the Internal Revenue Code, with the balance of any such option being characterized as a non-qualified stock option for tax purposes.

9.	Zosano has advised me to consult with my own advisors as to the consequences of participating or not participating in this Exchange Offer.

10.	To remain eligible to tender Eligible Options for exchange and cancellation pursuant to the Exchange Offer, I understand that I must remain an Eligible Optionholder and must not have received nor given a notice of termination prior to the date and time that the Exchange Offer expires, which is scheduled to be 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015, unless the Exchange Offer is extended. I understand that if I die or cease providing services to Zosano prior to the expiration date of the Exchange Offer, Zosano will not accept my Eligible Options for cancellation and I or my estate or beneficiaries, as the case may be, will retain my Eligible Options with their current terms and conditions.

11.	I understand that if I cease providing services to Zosano before all of the shares represented by a New Option vest, I will forfeit any unvested portion of my New Option, subject to the terms and conditions of my stock option agreement.

12.	I understand that neither the ability to participate in the Exchange Offer nor actual participation in the Exchange Offer will be construed as a right to continued employment or service with Zosano.

13.	I understand that in accordance with Sections 6 and 14 of the Exchange Offer, Zosano may terminate, modify or amend the Exchange Offer and postpone its acceptance and cancellation of any Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

14.	I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until the Exchange Offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my Eligible Options will be irrevocable at 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015, unless the Exchange Offer is extended.

15.	I understand that I may receive certain future “confirmation letters” or other communications from Zosano in connection with this Exchange Offer, including a communication confirming if Zosano has received this Election Form and my Eligible Option Information Sheet and whether Zosano ultimately accepts or rejects this Election Form and Eligible Option Information Sheet. Unless I have hereby provided Stock Administration with an alternative e-mail address or alternative instructions for contacting me as hereby specified below, I hereby confirm that I will have access to my regular Company e-mail for purposes of these future communications.

Alternative contact information:

16.	I understand that if I sell, assign and transfer to Zosano all right, title and interest in and to all of the Eligible Options that I am tendering as specified in the attached Eligible Option Information Sheet, and I agree that I shall have no further right or entitlement to purchase any shares of Zosano’s common stock under the tendered Eligible Options on the date Zosano accepts those options for exchange and cancellation. I understand that my death or incapacity will not affect Zosano’s authority to take the actions described in the Exchange Offer with respect to Eligible Options that I have tendered for exchange and that have been accepted for cancellation, and such authority will survive my death or incapacity. All of my obligations under this election form will be binding upon my heirs, personal representatives, successors and assigns.

17.	I acknowledge that I have received the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, including the Questions and Answers, Risk Factors and Information Sheet (collectively, the “Offer Documents”) from Zosano dated November 16, 2015 and I agree to all of the terms and conditions of the Offer Documents AND HAVE ATTACHED A SIGNED COPY OF THE ELIGIBLE OPTION INFORMATION SHEET. I understand that if I do not include the Eligible Option Information Sheet with this Election Form, I will be deemed to have elected NOT to exchange ANY of my Eligible Options.

Eligible Optionholder’s Signature	Date and Time

Eligible Optionholder’s Name (please print or type)

Social Security Number or Tax I.D. Number of Eligible Optionholder